Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Plan Administrator
The PepsiCo 401(k) Plan for Hourly Employees:
We consent to the incorporation by reference in the registration statements (No. No. 333-165106, No. 333-76204 and No. 333-150868) on Form S-8 of PepsiCo, Inc. of our report dated June 15, 2018, with respect to the Statements of Net Assets Available for Benefits of The PepsiCo 401(k) Plan for Hourly Employees as of December 28, 2017 and December 31, 2016, and the related Statement of Changes in Net Assets Available for Benefits for the period from January 1, 2017 through December 28, 2017, and the related notes (collectively, the "financial statements"), which report appears in the December 28, 2017 annual report on Form 11-K of The PepsiCo 401(k) Plan for Hourly Employees.

/s/ KPMG LLP

New York, New York
June 15, 2018